Exhibit 99.1

AMENDMENT NO. 1 TO THE UNDERWRITING AGREEMENT AMONG LEXINGTON REALTY TRUST, J.P. MORGAN SECURITIES LLC, WELLS FARGO SECURITIES, LLC AND EACH OF THE OTHER UNDERWRITERS NAMED IN SCHEDULE I THERETO

THIS AMENDMENT NO. 1 (“Amendment”) to the underwriting agreement (the “Underwriting Agreement”) by and among Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and each of the other Underwriters named in Schedule I hereto (collectively, the “Underwriters,”) for whom J.P. Morgan and Wells Fargo are acting as representatives (in such capacity, the “Representatives”) is made this 25th day of August, 2020.

WHEREAS, there was a scrivener’s error in Schedule I to the Underwriting Agreement and the Company and the Representatives, on behalf of the Underwriters, wish to amend Schedule I.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree that Schedule I of the Underwriting Agreement shall be replaced in its entirety with Schedule I to this Amendment.

Except as provided above, this Amendment does not otherwise amend or modify the terms of the Underwriting Agreement.

Notwithstanding the place where this Amendment may be executed by any of the parties hereto, the Underwriting Agreement and this Amendment shall be construed in accordance with the laws of the State of New York.

If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Amendment shall not be affected thereby and shall be interpreted to give effect to the intent of the parties manifested thereby.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

LEXINGTON REALTY TRUST

By:	/s/ Joseph S. Bonventre
Name:	Joseph S. Bonventre
Title:	Executive Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

[Signature Page to Amendment No. 1 to the Underwriting Agreement]

Schedule I

UNDERWRITERS	PRINCIPAL AMOUNT OF SECURITIES TO BE PURCHASED
J.P. Morgan Securities LLC	$94,000,000
Wells Fargo Securities, LLC	94,000,000
BofA Securities, Inc.	26,000,000
Jefferies LLC	26,000,000
KeyBanc Capital Markets Inc.	26,000,000
Regions Securities LLC	26,000,000
TD Securities (USA) LLC	26,000,000
U.S. Bancorp Investments, Inc.	26,000,000
Mizuho Securities USA Inc.	14,000,000
Stifel, Nicolaus & Company, Incorporated	14,000,000
Truist Securities, Inc.	14,000,000
FHN Financial Securities Corp.	7,000,000
Samuel A. Ramirez & Company, Inc.	7,000,000

Total	$400,000,000

The offering price of the Securities shall be 99.233% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The purchase price to be paid by the Underwriters for the Securities shall be 98.583% of the principal amount thereof.

The interest rate on the Securities shall be 2.700% per annum.

See Final Pricing Term Sheet in Schedule III for additional terms.